Exhibit 10.24

AMENDED AND RESTATED
BLACKROCK, INC.
1999 ANNUAL INCENTIVE PERFORMANCE PLAN

1.	Purpose.

                                  The purpose of the Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan is to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; and to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for long-range achievements.

2.	Definitions.

The following terms, as used herein, shall have the following meanings:

(a)	“Award” shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

(b)	“Award Agreement” shall mean any written agreement, contract, or other instrument or document between the Company and a Participant evidencing an Award.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)	“Committee” shall mean the Compensation Committee of the Board.

(f)	“Company” shall mean BlackRock, Inc., a Delaware corporation, and its subsidiaries.

(g)	“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(h)	“Participant” shall mean an officer or other employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

(i)

“Performance Goals” means performance goals based on one or more of the following criteria: (i) before-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) stock price appreciation and (viii) implementation or completion of critical projects or processes.  Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a subsidiary or affiliate, or a division or strategic business unit of the Company or a combination thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee.  The Performance Goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made.  To the extent possible, each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or affiliate or the financial statements of the Company or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(j)	“Performance Period” shall mean the Company’s fiscal year.

(k)	“Plan” shall mean this Amended and Restated BlackRock, Inc. 1999 Annual Incentive Performance Plan.

3.	Administration.

                                  The Plan shall be administered by the Committee.  The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles, or for any other reason; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

                                  The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.  All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent.  The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.  All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility.

                                  Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee.  In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Terms of Awards.

                                  Awards granted pursuant to the Plan shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.  The Committee shall specify with respect to a Performance Period the Performance Goals applicable to each Award.  Performance Goals may include a level of performance below which no payment shall be made and levels of performance at which specified percentages of the Award shall be paid.  Award levels for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant’s annual base salary.  Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period.   Notwithstanding anything to the contrary contained herein, in no event shall payment in respect of Awards granted for a Performance Period be made to a Participant in an amount that exceeds $20,000,000 (twenty million dollars).  The Committee may reduce or eliminate any Award under the Plan, but in no event may the Committee increase the amount of an Award payable to a Covered Employee upon attainment of the applicable Performance Goals.

6.	General Provisions.

(a)

Compliance with Legal Requirements.  The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)	Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

(c)

No Right To Continued Employment.  Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(d)

Withholding Taxes.  Where a Participant or other person is entitled to receive a cash payment pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

(e)

Amendment, Termination and Duration of the Plan.  The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company.  Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan.

(f)	Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g)

Unfunded Status of Awards.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h)

Governing Law.  The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(i)

Effective Date.  The Plan shall take effect upon the effective date of the initial public offering of the shares of class A common stock, par value $0.01 per share, of the Company, provided that the Plan has been approved by the stockholders of the Company prior to the initial public offering.

(j)

Beneficiary.  A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.  If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.